October 13, 2005

Fronteer Development Group Inc.
1066 West Hastings Street
Suite 1640
Vancouver, BC
V6E 3X1

Attention: Mark O'Dea, President

Dear Dr. O'Dea:

Re: Option Agreement for the Dixie Lake Property between Grandview Gold Inc.
(Grandview") and Fronteer Developments Group Inc. ("Fronteer")

          Please find enclosed herewith for your review an Option Agreement (the "Option Agreement") prepared with respect to the Dixie Lake Property located in the Red Lake Mining Division Ontario.

          You will note that in the interests of expediency the Option Agreement does not attach a form of joint venture agreement however Article 8 of the Option Agreement does contain the major terms which will form the basis of any joint venture agreement to be entered into. More specifically, Article 8 considers, among other things:

(i)	the initial contributions by each of Grandview and Fronteer;

(ii)	the initial participating interests of each of Grandview and Fronteer; and

(iii)	provisions concerning the dilution of any such participating interest.

          Please also note that the term 'Joint Venture Agreement' is defined in the Option Agreement to mean "the joint venture agreement to be negotiated and entered into by the parties in good faith and on commercially reasonable terms (including those terms contained in this Agreement)". As such, the terms contained in the Option Agreement will form part of the Joint Venture Agreement.

          Finally, we would ask that you note subsection 8.02(e) wherein it is indicated that if either Grandview or Fronteer's participating interest falls below ten percent (10%) then any such party's interest will be converted into a ten percent (10%) net profit royalty. We expect that a definition of such term would be set out in full in the Joint Venture Agreement, however, if you prefer we can set same out in the Option Agreement and would ask that you send us a form of net profit royalty which is acceptable to you for our review.

          Should you have any questions about the Agreement, please do not hesitate to contact us.

Yours truly,

Michael A. Dehn,
VP Corporate Development

Encl.

Grandview Gold Inc. 360 Bay Street Suite 500 Toronto On M5H 2V6
P: 416 486-3444 TF: 800-736-9532 www.grandviewgold.com

OPTION AGREEMENT

BETWEEN:
FRONTEER DEVELOPMENT GROUP INC.
AND
GRANDVIEW GOLD INC.
DATED AS OF THE 26TH DAY OF AUGUST, 2005

ARTICLE 1	DEFINITIONS, INTERPRETATION AND SCHEDULES	1
1.01	Definitions	1
1.02	Interpretation	3
1.03	Currency	4
1.04	Time of Essence	4
1.05	Modification	4
1.06	Waiver	4
1.07	Interpretation and Severability	4
1.08	Governing Law	4
1.09	Schedules	4
ARTICLE 2	REPRESENTATIONS AND WARRANTIES	5
2.01	Representations and Warranties of Fronteer	5
2.02	Representations and Warranties of Grandview	6
2.03	Survival of Representations and Warranties	7
2.04	Disclosure	7
2.05	Covenants	7
ARTICLE 3	OPTION	7
3.01	Grant of Option	7
3.02	Entry on Property	7
3.03	Transfer of Property	7
3.04	Deficiencies in Title	8
ARTICLE 4	PAYMENTS AND EXPENDITURES	8
4.01	Underlying Vendor Payments	8
4.02	Option Expenditures	8
4.03	Underlying Vendor Shares	8
ARTICLE 5	PERFORMANCE OF WORK	9
5.01	Standard of Care	9
5.02	Indemnification	9
5.03	Access to Property and Data	9
ARTICLE 6	VESTING OF INTEREST	9
6.01	Exercise of Option	9
ARTICLE 7	TERMINATION	10
7.01	Termination of Agreement	10

7.02	Obligations of Grandview on Termination	10
ARTICLE 8	FORMATION OF JOINT VENTURE	11
8.01	Joint Venture	11
8.02	Reduction in Participating Interest	12
ARTICLE 9	TRANSFER OF INTEREST	14
9.01	General	14
9.02	Limitations on Free Transferability	14
9.03	Pre-Emptive Right	14
9.04	Exception to Pre-Emptive Right	15
ARTICLE 10	CONFIDENTIALITY	16
10.01	General	16
10.02	Exceptions	16
ARTICLE 11	GENERAL PROVISIONS	17
11.01	Notice	17
11.02	Force Majeure	18
11.03	Further Assurances	18
11.04	Enurement	18
11.05	Other Business Opportunities	18
11.06	No Partnership	19
11.07	Effect on Letter of Intent	19

OPTION AGREEMENT

THIS AGREEMENT made as of the 26th day of August, 2005.

B E T W E E N :

FRONTEER DEVELOPMENT GROUP INC., a corporation incorporated under the laws of the Province of Ontario, Canada

(hereinafter called “Fronteer”)

OF THE FIRST PART,

- and -

GRANDVIEW GOLD INC., a corporation incorporated under the laws of the Province of Ontario, Canada

(hereinafter called “Grandview”)

OF THE SECOND PART.

THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01 Definitions

Where used or referred to in this Agreement:

“Affiliate” has the meaning assigned to it in the Canada Business Corporations Act, as amended;

“Assets” means the Property, Products and all other tangible and intangible personal property now or hereafter held for the benefit of the parties hereunder by Fronteer (until such time as Grandview has complied with all provisions of this Agreement at which time Grandview will hold a 51% interest and Fronteer will hold a 49% interest in the Assets);

"Budget" means a detailed estimate of all costs to be incurred by the parties with respect to a Program and "Budgetary Period" means the Budgetary Period established in a Program and Budget;

“Costs” means all items of outlay and expense whatsoever with respect to Operations;

“Effective Date” means August 26, 2005, being the date on which the Letter of Intent was accepted by Grandview and Fronteer;

“Expenditures” means all direct expenses of or incidental to Operations together with any and all costs, fees and expenses which may be paid to obtain feasibility, engineering or other studies or reports on or with respect to the Property. There shall be added to and included in “Expenditures” reasonable charges by Grandview for services provided in connection with Operations by geologists in the employment of Grandview and reasonable charges for machinery, tools, equipment and camp facilities owned by Grandview and used or employed in Operations;

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits or Products. Exploration may include all activities undertaken through to the completion of a Feasibility Study, if any, but shall not include construction of milling or processing facilities or commencement of commercial mining operations on the Property;

“Interest” means a party’s interest in this Agreement;

“Joint Venture” means the joint venture which may be formed by the parties pursuant to Article 8;

“Joint Venture Agreement” means the joint venture agreement to be negotiated and entered into by the parties in good faith and on commercially reasonable terms (including those terms contained in this Agreement);

“Letter Of Intent” means the agreement resulting from the letter from Grandview dated August 26, 2005 and accepted by Fronteer;

“Mining” means the mining, extracting, producing, handling, milling, beneficiation or other processing of Products;

“Operations” includes any and every kind of work and activity directed toward ascertaining the existence, location, quantity, quality or commercial value of minerals, including without limitation diamonds, which Grandview in its sole discretion elects to do or to have done on or in respect of the Property or the products derived therefrom and all expenditures in respect of or incidental to such work;

"Operator" means Grandview unless the circumstances provided for in Section 8.01(c) exist in which case Fronteer shall become the Operator;

“Option” means the option granted by Fronteer to Grandview to acquire a 51% undivided interest in the Property, as provided in Article 3 hereof;

“Prime Rate” means at any particular time the annual rate of interest announced from time to time by Royal Bank of Canada, main branch, Toronto, Ontario as a reference rate then in effect for determining floating rates of interest on Canadian dollar loans made in Canada and as to which from time to time a certificate of an officer of the said bank shall be conclusive evidence;

“Products” means all ores, minerals and mineral resources produced from the Property under this Agreement including, without limitation, diamonds;

"Program" means a description in reasonable detail of the scope, direction and nature of the Operations to be conducted and objectives to be accomplished by the Operator for a year or any other reasonable period.

“Property” means those mining claims and leases described in Schedule A and all mining claims and leases which may replace the same and all other interests in real property which are acquired and held subject to this Agreement;

“Transfer” means sell, grant, assign, encumber, pledge or otherwise commit or dispose of;

“Underlying Agreements” means the agreements between Fronteer and Perry V. English including those listed in Schedule B hereto and any amendments thereto from time to time;

“Underlying Royalties” means the royalties in favour of Perry V. English provided for in the Underlying Agreements;

“Underlying Vendor” means Perry V. English

“Vesting Date” shall have the meaning given to it in Article 8 hereof.

1.02 Interpretation

For all purposes of this Option Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) “this Agreement” means this Option Agreement as it may from time to time be supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(b) all references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(c) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d) the headings of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof;

(e) the words “including”, when following any general statement, term or matter, shall not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of a similar import) is used with reference thereof but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(f) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

1.03 Currency

          Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the Canada.

1.04 Time of Essence

          Time is of the essence of this Agreement.

1.05 Modification

          No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

1.06 Waiver

          The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit that party’s right thereafter to enforce any provision or exercise any right.

1.07 Interpretation and Severability

          In the event that any condition, covenant or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such condition, covenant or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

1.08 Governing Law

          This Agreement shall be governed by and interpreted in accordance with the laws of Ontario and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

1.09 Schedules

          The following are the schedules incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule “A” – Property
Schedule “B” – Underlying Agreements

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of Fronteer

          Fronteer represents and warrants to Grandview as follows:

(a) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(b) that it will not breach any other agreement or arrangement by entering into or performing this Agreement.;

(c) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(d) that no consent or approval of any third party (including Perry V. English) or governmental agency is required for the execution, delivery or performance of this Agreement or the transfer or acquisition of any interest in the Assets;

(e) Fronteer has complied with and is not in default of any terms of the Option Agreement dated December 30, 2002, as amended by the First Amendment To The Option Agreement dated February 25, 2003 and as amended on July 4, 2005 each such agreement or amendment thereto being by and between Fronteer and Perry V. English;

(f) Fronteer owns and possesses and has good and marketable title to the Property free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever other than the Underlying Royalties and, without limiting the generality of the foregoing, Fronteer has not entered into and there are not any agreements or options to grant or convey any interest in the Property or to pay any royalties with respect to the Property except as aforesaid;

(g) the claims comprised in the Property have been duly and validly staked, located and recorded pursuant to all applicable laws and regulations in the Province Ontario and are in good standing and the information in Schedule A is accurate and no person has protested and to the best of Fronteer’s knowledge there is no basis for protesting the recording of any such claims;

(h) to the knowledge of Fronteer there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims and other interests comprising the Property, nor to the best of Fronteer’s knowledge is there any basis therefor or interest therein;

(i) there are no writs, injunctions, orders or judgments outstanding, no law suits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Property, whether related to environmental, archaeological or similar matters, or otherwise, nor, to Fronteer’s knowledge, is there any basis for any such law suits, claims, proceedings or investigations being instituted or filed;

(j) Fronteer does not own or have any interest in any property that is adjacent to or contiguous with any Property;

(k) all taxes, rates or other levies of every nature and kind heretofore levied against the Property have been fully paid and satisfied;

(l) Fronteer is not a non-resident for the purposes of Section 116 of the Income Tax Act (Canada); and

(m) the Underlying Agreements have not been amended except as described in Schedule B attached hereto (excluding the amendment between Fronteer and Perry V. English on July 4, 2005 which amendment provided that the payment of the 20,000 common shares of Fronteer due on July 11, 2005 would be delayed until the singing of this Agreement) and constitute all of the agreements pertaining to the Property; each Underlying Agreement is a legal, valid, binding and enforceable agreement and there has been no act or omission and there is no state of acts existing which constitutes, or after notice or lapse of time or both would constitute a breach or default thereunder.

The representations and warranties contained in this Section 2.01 are provided for the exclusive benefit of Grandview and a breach of any one or more of them may be waived by Grandview in writing in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

2.02 Representations and Warranties of Grandview

          Grandview represents and warrants to Fronteer as follows:

(a) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(b) that it will not breach any other agreement or arrangement by entering into or performing this Agreement.;

(c) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and

(d) that no consent or approval of any third party or governmental agency is required for the execution, delivery or performance of this Agreement or the transfer or acquisition of any interest in the Assets.

The representations and warranties contained in this Section 2.02 are provided for the exclusive benefit of Fronteer and a breach of any one or more of them may be waived by Fronteer in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

2.03 Survival of Representations and Warranties

          The representations and warranties contained in this Article 2 will not merge in the Joint Venture Agreement and shall survive the execution and delivery of the Joint Venture Agreement and shall continue in full force and effect.

2.04 Disclosure

          Each of the parties represents and warrants to the other that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other party in order to prevent the representations in this Article 2 from being materially misleading.

2.05 Covenants

          Each of the parties will from time to time give prompt notice to the other of any notice of default, lawsuit, proceeding, action or damages of which it becomes aware and which might affect it, the Assets or the title of any party to the Property.

ARTICLE 3
OPTION

3.01 Grant of Option

          Fronteer hereby grants to Grandview the sole and exclusive right and option exercisable in the manner described herein, to acquire a 51% undivided interest in the Property, free and clear of all liens, charges, encumbrances, security interests and adverse claims, except for and subject to the Underlying Agreements and the proportionate responsibility for the Underlying Royalties.

3.02 Entry on Property

          Fronteer hereby grants to Grandview, its servants, agents and independent contractors, the sole, exclusive and irrevocable right and option to:

(a) enter upon and have immediate access to the Property;

(b) carry out Operations on the Property as Grandview may in its sole discretion determine;

(c) bring and install on the Property and remove from time to time such buildings, plant, machinery, equipment, tools, appliances and supplies as Grandview may deem necessary; and

(d) remove from the Property reasonable quantities of rocks, ores, mineral sand metals and to transport the same for the purpose of sampling, testing and assaying.

3.03 Transfer of Property

          Upon Grandview acquiring a 51% undivided interest in the Property upon exercising the Option pursuant to Section 3.01, Fronteer shall, as soon as practicable, deliver to Grandview duly executed transfers of the Property in immediately recordable form in favour of Grandview, free and clear of all liens, charges, encumbrances, securities interests and adverse claims. Grandview will as soon as possible record all transfers contemplated by this section 3.03 at its own cost with the appropriate government office to effect legal transfer of the Property into the name of Grandview, provided that Grandview shall hold the Property subject to the terms of the Joint Venture Agreement.

3.04 Deficiencies in Title

          If Fronteer’s title to the Property is now or at any time hereafter deficient, defective or encumbered in any way, such deficiency, defect or encumbrance may be remedied or removed by Grandview in which event the cost and related expenses thereof may at Grandview’s option be deducted from any amounts or payments which may be or become due or payable to Fronteer hereunder or to Fronteer under the Joint Venture Agreement or may be credited against the Expenditures contemplated by Article 4 or at Grandview’s option may be recovered from Fronteer. The provisions hereof will not merge in the Joint Venture Agreement.

ARTICLE 4

PAYMENTS AND EXPENDITURES

4.01 Underlying Vendor Payments

          The parties acknowledge that in consideration of the grant of the Option, and as long as Grandview has not allowed the Option to lapse by Notice to Fronteer, Grandview will make the following cash payments to the Underlying Vendor:

(i)	$10,000 on signing this Agreement;

(ii)	$25,000 on or before July 11, 2006;

(iii)	$40,000 on or before July 11, 2007.

4.02 Option Expenditures

          In order to exercise the Option, Grandview acknowledges that it must incur Expenditures of not less than $300,000 on or before July 11, 2006.

4.03 Underlying Vendor Shares

          Fronteer Development Group Inc. hereby warrants and represents that is has delivered or will deliver, as the case may be, to the Underlying Vendor certificates representing the following number of common shares (such common shares being the balance of the 200,000 shares issuable under the Underlying Agreements):

(i)	20,000 common shares of Fronteer on signing this Agreement;

(ii)	20,000 common shares of Fronteer on July 11, 2006.

ARTICLE 5 PERFORMANCE OF WORK

5.01 Standard of Care

          In exercising its rights under Section 3.02, Grandview shall keep the Property free from liens, maintain insurance with such limits and deductibles as would normally be maintained by a reasonably prudent operator in the circumstances, comply with all applicable laws, rules and regulations and carry out Operations in a good and workmanlike manner in accordance with generally accepted mining practice and, without limiting the generality of the foregoing, keep the site of any drilling and camp areas free from accumulation of waste materials, rubbish or garbage. The value of all work performed hereunder shall be recorded under applicable legislation for assessment credit against the Property to the greatest extent possible, except as the parties may otherwise agree.

5.02 Indemnification

          Grandview shall indemnify and hold harmless Fronteer and its directors, officers, employees, agents and representatives from and against all claims, debts, demands, suits, actions and causes of action whatsoever, and all losses, damages, fines, penalties, liabilities including without limitation environmental liabilities, costs and expenses (including legal expenses) whatsoever, which may be brought, made against, suffered or incurred by it arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property or the approaches thereto by Grandview or its servants or agents, including without limitation bodily injuries or death at any time resulting therefrom or damage to Property, unless due to the acts or omissions of Fronteer or its servants or agents.

5.03 Access to Property and Data

          Fronteer shall at all reasonable times have access to the Property and to the technical data pertaining to the Property on reasonable notice to Grandview, provided that Fronteer shall not interfere with Grandview’s operations hereunder. Grandview will provide summary reports to Fronteer on the results obtained from Operations within 30 days following each calendar month.

ARTICLE 6
VESTING OF INTEREST

6.01 Exercise of Option

          Upon Grandview making the payments referred to in Section 4.01 in favour of the Underlying Vendor and incurring the Expenditures referred to in Section 4.02 in each case in the time contemplated thereby, Grandview shall without any further payment or action be deemed to have exercised the Option and it will thereupon acquire and be deemed to have acquired and be vested with a 51% undivided right, title and interest in the Property free and clear of all liens, charges, encumbrances, security interests and adverse claims other than the Underlying Agreement and except for proportionate responsibility for the Underlying Royalties.

ARTICLE 7
TERMINATION

7.01 Termination of Agreement

          This Agreement, except for Sections 5.02 and 7.02, shall forthwith terminate:

(a) upon Grandview giving written notice to Fronteer in accordance with Section 12.01;

(b) upon the failure of Grandview to incur any of the Expenditures referred to in Section 4.02 by the dates specified therein and Fronteer has given written notice to Grandview of the failure in accordance with Subsection 7.01(c) below; and

(c) upon the expiration of thirty (30) days after service of notice to Grandview in writing by Fronteer of a breach by Grandview of any condition or covenant herein contained to be observed or performed, if such breach has not theretofore been rectified.

7.02 Obligations of Grandview on Termination

          If this Agreement is terminated pursuant to Section 7.01, Grandview shall:

(a) leave in good standing for a period of at least 180 days from the date on which this Agreement is terminated under Section 7.01, those mineral claims comprised in the Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that Grandview brings into good standing after the date hereof;

(b) within 90 days deliver to Fronteer copies of all of the technical reports, maps, plans, photographs and drill logs of Grandview relating to the Property, provided that Grandview does not make nor is required to make any representation or warranty concerning the accuracy or completeness thereof;

(c) within 180 days remove from the Property any machinery, buildings, structures, facilities, equipment and all other property of every nature and description erected, placed or situated thereon by Grandview; any property not so removed at the end of the 180 day period shall at the option of Fronteer become the property of Fronteer; and

(d) within 180 days leave the working and camp site in a clean and environmentally acceptable condition.

ARTICLE 8
FORMATION OF JOINT VENTURE

8.01 Joint Venture

Upon Grandview incurring or causing to be incurred, the Expenditures referred to in Section 4.02, in the time contemplated thereby, and having exercised the Option, Grandview shall be vested with a 51% undivided interest in the Property pursuant to Section 6.01 as of the date (the “Vesting Date”) on which Grandview incurred the Expenditures referred to in Section 4.02 and Grandview and Fronteer shall have formed a joint venture and shall be be deemed to have associated themselves into a joint venture on the terms and conditions contained in the Joint Venture Agreement to be negotiated and entered into in good faith and on commercially reasonable terms (including those terms contained in this Agreement) by the parties including the following:

(a) Grandview shall prepare and provide to Fronteer a proposed Program and Budget, as (the “First Program and Budget”) within 90 days of the Vesting Date;

(b) Upon formation of the joint venture Grandview and Fronteer will be deemed to have contributed funds to an exploration program on the Property in the following amounts:

(i)	Grandview	$2,000,000

(ii)	Fronteer	$1,921,569

(c) The agreed value of Grandview's and Fronteer's respective initial contributions to the joint venture shall be those amounts contributed by them as outlined in subsection 8.01(b) above;

(d) The initial participating interest of each of Grandview and Fronteer under the Joint Venture Agreement shall be as follows:

(i)	Grandview	51%; and

(ii)	Fronteer	49%;

(e) The participating interests of each of Grandview and Fronteer shall be modified as follows:

(i)	as provided for in Section 8.02, upon an election by either Grandview or Fronteer to contribute less to the Program and Budget than the percentage reflected by such parties participating interest;

(ii)	as provided for in the Joint Venture Agreement, in the event of default by either Grandview or Fronteer in making its agreed upon contribution to the Program and Budget;

(iii)	the transfer by either Grandview or Fronteer of less that all of such parties participating interest in accordance with the Joint Venture Agreement;

(iv)	the acquisition by either Grandview or Fronteer of less than all or part of the participating interest of the other party, however arising; or

(v)	as otherwise provided for in the Joint Venture Agreement.

(f) Fronteer shall, within sixty (60) days of receipt of the proposed First Program and Budget from Grandview, elect to either:

(i)

accept the proposed First Program and Budget, whereupon Fronteer and Grandview shall be deemed to have associated themselves into a joint venture on the terms and conditions contained in the Joint Venture Agreement to be negotiated and entered into in good faith and on commercially reasonable terms (including those terms contained in this Agreement) by the parties; or

(ii)	have its participating interest modified in accordance with subsection 8.01(e) hereof.

(g) If Grandview does not provide Fronteer with a proposed First Program and Budget within 90 days of the Vesting Date, then Fronteer may, at any time before Grandview provides a proposed First Program and Budget, prepare and provide to Grandview its own First Program and Budget (the “Fronteer Program and Budget”) after which:

(i)

unless Grandview approves the Fronteer Program and Budget and elects within sixty (60) days of receipt of the Fronteer Program and Budget to carry it out as Operator, Fronteer shall be entitled to become the Operator as if the Fronteer Program and Budget had been approved and accepted by Grandview; and

(ii)

Fronteer and Grandview shall be deemed to have associated themselves into the Joint Venture Agreement to be negotiated and entered into in good faith and on commercially reasonable terms (including those terms contained in this Agreement) by the parties provided that Fronteer shall be the Operator of the joint venture.

8.02 Reduction in Participating Interest

(a) Each of Grandview and Fronteer may elect to contribute to the Program and Budget in some lesser amount than their respective participating interest, or not to contribute at all. Each of Grandview and Fronteer shall have the right to elect to participate or not to participate without regard to its vote on the adoption of the Program and Budget. The participating interest of such diluting participant ( the "Diluting Participant") will be reduced effective as of the date the Program and Budget is commenced (the "Diluting Date");

(b) A Diluting Participant's participating interest will be provisionally recalculated effective as of the Diluting Date according to the following formula:

R = REA (P) X 100%
REA (AP)

Where:
R =	The recalculated participating interest of the Diluting Participant.
REA(P) =	The Diluting Participant's equity account (as provided for in the Joint Venture Agreement) immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the Program and Budget and Diluting Participant's election as to contributions.
REA(AP) =	The equity account balance (as provided for in the Joint Venture Agreement) for all participants immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the Program and Budget and each party's elections as to contributions.

The participating interest of the non-diluting participant shall be increased by the amount of the reduction in the participating interest of the Diluting Participant. The recalculations made under this section will remain subject to any final adjustments to be provided for in subsection 8.02(c);

(c) At the end of each budgetary period, a final recalculation of each of the participant's participating interest shall be made, with the provisional recalculations made under subsection 8.02(b) adjusted to reflect actual debits, credits and contributions made during that period. A Diluting Participant shall retain all of its rights and all of its obligations (except as provided for I n subsection 8.02(b) above and such further provisions as may be found in the Joint Venture Agreement);

(d) Either participant that reduces its participating interest pursuant to this Section shall have the right to redeem its position if the actual costs are more than 20% below those set out in the Program and Budget to which such participant had limited its contributions. Otherwise the reduction is final. The Operator shall at least 20 days prior to the management committee meeting (such committee to be established by the Joint Venture Agreement) at which the next subsequent Program and Budget is to be adopted, provide the reducing party a complete statement of costs incurred to date and an estimate of costs to be incurred to complete the Program and Budget to which the reducing party did not contribute. If the reducing party has the right to redeem its position as set out herein and wishes to exercise said right then the reducing party shall inform the other party prior to the said meeting of the management committee. A party redeeming its participating interest shall pay the costs it would have paid had it participated to the fullest extent possible in the Program and Budget, plus interest thereon from the date of any expenditure to the date of payment at an annual rate equal to the Prime Rate plus 2%. Payment shall be made by the redeeming party to the other part for the amount which the other party contributed to the Program and Budget, within 30 days of receipt from the other party of an invoice for its share; and

(e) If either party's participating interest falls below 10%, then that party's interest will automatically and instantaneously be converted into a 10% net profit royalty. [Schedule "C"]

ARTICLE 9
TRANSFER OF INTEREST

9.01 General

          Prior to the formation of the Joint Venture, each party shall have the right to Transfer to any third party all of its Interest solely as provided in this Article 9.

9.02 Limitations on Free Transferability

The Transfer right of a party in Section 9.01 shall be subject to the following terms and conditions:

(a) no transferee of all or any part of the Interest of a party shall have any rights hereunder unless and until the transferring party has provided to the other party notice of the Transfer as required by Section 9.03, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring party;

(b) no transfer permitted by this Article 9 shall relieve the transferring party of any liability, whether accruing before or after such Transfer, which arises herein prior to such Transfer;

(c) if the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of the Interest of a party to secure a loan or other indebtedness, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other party hereunder. Upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering party with respect to this Agreement and the other party, and it shall comply with and be bound by the terms and conditions of this Agreement.

9.03 Pre-Emptive Right

          Except as otherwise provided in Section 9.04, if either party (the “Selling Party”) desires to Transfer all or any part of its Interest, the other party (the “Remaining Party”) shall have a pre-emptive right to acquire such Interest as provided in this Section 9.03:

(a) if the Selling Party intends to Transfer all of its Interest, it shall promptly notify the Remaining Party of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or contract for sale. If the consideration for the intended Transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent based upon the fair market value of the non-monetary consideration stated in terms of cash or currency, together with information sufficient to establish the basis for such equivalence. The Remaining Party shall have 30 days from the date such notice is delivered to notify the Selling Party whether it elects to acquire the offered interest for the same consideration or its monetary equivalent in cash or currency, and on the same terms and conditions as set forth in the notice. If the Remaining Party so elects, the Transfer shall be consummated promptly after notice of such election is delivered to the Selling Party;

(b) if the Remaining Party does not so elect within the period provided for in Section 9.03(a), the Selling Party shall have 90 days following the expiration of such period to consummate the Transfer to a third party for the consideration and on terms no less favourable than those offered by it to the Remaining Party in the notice required in Section 9.03(a); and

(c) if the Selling Party fails to consummate the Transfer to a third party within the period set forth in Section 9.03(b), the pre-emptive right of the Remaining Party in such offered Interest shall be deemed to be revived. Any subsequent proposal to Transfer such Interest shall be conducted in accordance with all of the procedures set forth in this Section 9.03.

9.04 Exception to Pre-Emptive Right

          Section 9.03 shall not apply to the following:

(a) transfer by any party of all of its Interest to an Affiliate;

(b) corporate consolidation, merger, amalgamation or reorganization of or by any party by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of the party;

(c) the grant by any party of a security interest in its Interest by mortgage, deed of trust, pledge, lien or other encumbrance and any Transfer of such interest by reasons of exercise of the rights granted to the secured party;

(d) the grant by the parties of an option to a third party as contemplated by Article 11 hereof.

ARTICLE 10
CONFIDENTIALITY

10.01 General

          The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the parties and, except as provided in Section 10.02, shall not be disclosed by Fronteer or Grandview to any third party or the public without the prior written consent of the other party, which consent shall not be unreasonably withheld. Whenever practical, any announcements, press releases, or public statements shall be issued jointly by the parties. Each party agrees to promptly review any proposed request for disclosure or press release made by the other party.

10.02 Exceptions

          The consent required by Section 10.01 shall not apply to a disclosure:

(a) to an Affiliate, consultant, contractor or subcontractor, banker, insurance broker, or surety that has a bona fide need to be informed;

(b) to any third party to whom the disclosing party contemplates assigning any portion of its Interest;

(c) to a governmental agency or to the public which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange; and

(d) in connection with due diligence being required by an agent for a placement or issuance of securities by either party.

In any case to which this Section 10.02 is applicable, the disclosing party shall give notice to the other party prior to making such disclosure. The text of any public announcements or statements including news releases which a party intends to make pursuant to this Section 10.02 shall be made available to the other party prior to publication and such other party shall have the right to make suggestions for changes therein. Unless required by law or regulatory authority, if a party is identified in such public announcement or statement it shall not be released without the consent of such party. As to any disclosure pursuant to Section 10.02(a) or 10.02(b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the parties are obligated under this Article 10.

ARTICLE 11
GENERAL PROVISIONS

11.01 Notice

          Any notice or communication required or permitted to be given to any party under this Agreement shall be in writing and may be given by hand delivery to the party or sent by facsimile or by mailing the same by prepaid registered mail, return receipt requested, addressed as follows:

If to Fronteer:

FRONTEER DEVELOPMENT GROUP INC.
1066 West Hastings Street, Suite 1640
Vancouver, British Columbia, V6E 3X1
Attention: Mark O’Dea, President
Facsimile: (604) 632-4766

With a copy to:

VECTOR CORPORATE FINANCE LAWYERS
1040-999 West Hastings Street
Vancouver, BC, V6C 2W2
Attention: Stewart Lockwood
Facsimile: (604) 683-2643

If to Grandview:

GRANDVIEW GOLD INC.
220 Bay St, Suite 1410
Toronto, Ontario M5J 2W4
Attention: Raymond P. Pecoskie, President
Facsimile: (647) 477-2389

With a copy to:

WEIR FOULDS LLP
The Exchange Tower
Suite 1600, PO Box 480
130 King St. W.
Toronto, Ontario M5X 1J5
Attention: Wayne T. Egan
Facsimile: (416) 947-5088

Any notice or communication sent by registered mail shall be deemed to have been given and received five (5) days after the date of registration in Canada. Any notice or communication sent by facsimile shall be deemed to have been given one (1) day after such notice or communication was sent by the notifying party. Any notice or communication hand delivered shall be deemed to have been given and received on the date of delivery. Any party may change his address for service at any time by notice in writing given as aforesaid to each other party hereto.

11.02 Force Majeure

          Except for the obligation to make payments when due hereunder, the obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonable acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; interference by environmentalists, Natives or Native rights groups or other activists; fire, explosion, earthquake, mudslide, storm, flood, avalanche, sink holes, volcanic eruption, drought or other adverse weather conditions; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors; shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected party shall promptly give notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party shall resume performance as soon as reasonably possible.

11.03 Further Assurances

          Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

11.04 Enurement

          This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.05 Other Business Opportunities

          Except as expressly provided in this Agreement, each party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of any party and no party shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest during the term of this Agreement.

11.06 No Partnership

          Nothing contained in this Agreement shall be deemed to constitute either party, the partner of the other, nor, except as otherwise herein expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither of the parties shall have any authority to act for or to assume any obligation or responsibility on behalf of the other, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective. Each party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the parties that their ownership of Assets and rights acquired hereunder shall be as tenants-in-common.

11.07 Effect on Letter of Intent

          Grandview and Fronteer acknowledge and agree that this Agreement supersedes the Letter Agreement in so far as the Letter of Intent sets out the rights and obligations of each of Grandview and Fronteer to each other, but that the Letter of Intent shall continue in full force and effect in so far as it relates to the rights of Grandview and Fronteer on the one hand and Perry V. English on the other hand.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

FRONTEER DEVELOPMENT GROUP
INC.

By: ______________________________
Mark O'Dea, President

GRANDVIEW GOLD INC.

By: ______________________________
Raymond P. Pecoskie, President

Schedule "A"
Claim Listings
Dixie Lake Property

CLAIM NUMBER	CLAIM NUMBER

1023078	1056800
1023080	1056801
1023082	1056802
1023083	1056890
1023085	1056891
1023098	1056892
1023099	1143990
1023100	1144357
1023101	1184323
1023102	1184341
1023103	1209776
1023105	1209777
1023108	1209778
1023109	1209780
1023111	1209787
1023124	1209788
1023127	1234465
1056792	1244645
1056793	1244670
1056794	3001770
1056795	3001771
1056796	3001791
1056797	3001792
1056798	3001793
1056799	3001795

455000 mE.
456000 mE.
457000 mE.
458000 mE.
459000 mE.
460000 mE.
5635000 mN.
5634000 mN.
5633000 mN.
5632000 mN.
5631000 mN.
1209776
3001792
1244670
3001793
1184341
1023083
1023082
1023085
1023124
1023078
1023080
1209777
1023105
1209788
1209778
1209787
1023100
1023101
1184323
3001791
1144357
1023099
1023102
1023109
1023108
1244645
1023127
1023098
1023103
1023111
3001795
1143990
1056795
1056794
1056793
1056792
3001771
1056796
1056797
1056798
1234465
1056802
1056801
1056800
1056799
3001770
1209780
1056890
1056891
1056892
GRANDVIEW GOLD Inc.
Schedule "A"
Claim Outlines
Dixie Lake Property
Red Lake District
Northwestern Ontario
0
250
500
1000

GRANDVIEW GOLD Inc.

Mark O'Dea
President and CEO
Fronteer Development Group Inc.
1640-1066 West Hastings Street
Vancouver, BC
V6E 3X1
Tel: 604-632-4677
Fax: 604-632-4678

August 26, 2005

Dear Mark,

Grandview Gold Inc. wishes to option the "Dixie Lake Property" from Fronteer Development Group Inc. The "Dixie Lake Property" is described in the attached schedule's "A" and B"

To earn a 51% interest in the property, Grandview Gold Inc. will:

i) incur a minimum of $300,000 in exploration expenditures on the property prior to July 11th, 2006, and
ii) cover cash payments to the underlying property vendor of $10,000 on signing, $25,000 on July 11, 2006 and a final $40,000 payment on July 11, 2007.

Fronteer Development Group Inc. will deliver the balance of the required 150,000 shares to the underlying vendor as follows:

i) 20,000 common shares of Fronteer on signing this LOI
ii) 20,000 common shares of Fronteer on July 11, 2005

Once Grandview Gold Inc. has met these commitments, a joint venture between Grandview Gold Inc. and Fronteer Development Group Inc. will be entered into, terms of which will be included as part of the formal option and joint venture agreements which the parties agree to complete in the next 90 days.

This letter of intent is subject to final due diligence of technical data, agreements and land tenure for the "Dixie Lake Property".

Please signify your acceptance of the above terms by signing the copy below and returning it to Grandview Gold Inc.

If unsigned prior too September 1, 2005, this offer will expire on September 1, 2005.

Sincerely,

Raymond P. Pecoskie,
President and CEO
Grandview Gold Inc.

Accepted by

Mark O'Dea
President and CEO
Fronteer Development Group Inc.

Grandview Gold Inc. • Suite 400, 56 Temperance Street • Toronto • ON, Canada • M5H 3V5 • P: 416 486-3444 • TF: 800-736-9532 • www.grandviewgold.com

1

FIRST AMENDMENT TO THE OPTION AGREEMENT

THIS AGREEMENT made the 25th day of February 2003.

BETWEEN:

PERRY ENGLISH, prospector, of P.O. Box 414, Souris, Manitoba, R0K 2C0

(the "Optionor")

AND:

FRONTEER DEVELOPMENT GROUP INC. a company duly incorporated under the laws of the Province of Ontario and having offices at 1640-1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1

(the "Optionee")

1. **DEFINITIONS**

Where used or referred to in this Agreement:

(a) "Original Agreement" means the Option Agreement dated December 30, 2002 between Fronteer and Perry English;

(b) "Current Property" means those claims described in Schedule "A" hereto, and any part or parts thereof, together with the surface rights, mineral rights, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto; and

(c) all other capitalized terms and expressions used herein and not defined herein but defined in the Original Agreement have the meanings assigned to them respectively in the Original Agreement.

SCHEDULE "A"

DESCRIPTION OF PROPERTY

The Property is located on Map G-1769 on the Dixie Lake Map Sheet of the Red Lake Mining Division, NW Ontario.

Claim Number

KRL 1023078
KRL 1023080
KRL 1023082
KRL 1023083
KRL 1023085
KRL 1023098
KRL 1023099
KRL 1023100
KRL 1023101
KRL 1023102
KRL 1023103
KRL 1023105
KRL 1023108
KRL 1023109
KRL 1023111
KRL 1023124
KRL 1023127
KRL 1056792
KRL 1056793
KRL 1056794
KRL 1056795
KRL 1056796
KRL 1056797
KRL 1056798
KRL 1056799
KRL 1056800
KRL 1056801
KRL 1056802
KRL 1056890
KRL 1056891
KRL 1056892
KRL 1143990
KRL 1144357
KRL 1184323
KRL 1184341
KRL 1209776
KRL 1209777
KRL 1209778
KRL 1209780
KRL 1209787
KRL 1209788
KRL 3001791
KRL 3001792
KRL 3001793
KRL 3001795
KRL 3001770
KRL 3001771
KRL 1234465
KRL 1244645
KRL 1244646
KRL 1244670

PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 30th day of December 2002.

AMONG:

PERRY ENGLISH, prospector, of P.O. Box 414, Souris, Manitoba, R0K 2C0

(the "Optionor")

AND:

FRONTEER DEVELOPMENT GROUP INC. a company duly incorporated under the laws of the Province of Ontario and having offices at 1640-1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1

(the "Optionee")

WHEREAS

A. The Optionor is the registered legal owner of a 100% interest in and to the Property (as hereinafter defined);

B. The Optionor wishes to grant and the Optionee wishes to acquire the right to earn an undivided 100% interest in and to the Property on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants, conditions, representations and warranties contained herein, the parties agree as follows:

1. <u>**INTERPRETATION**</u>

1.1 For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter of context inconsistent therewith, the following words and expressions shall have the following meanings:

"Agreement" means this Agreement, as amended from time to time;

"Approval Date" means the date that is five (5) business days after receipt by the Optionee of written confirmation from the Exchange that this Agreement has been accepted for filing;

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“**Closing Date**” means the date that is five (5) business days after receipt by the Optionee of written confirmation from the TSX that is has been granted approval to begin trading on the TSX;

"**Commercial Production**" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom, excluding bulk sampling, pilot plant or test operations, however if such bulk sampling, pilot plant or test operations result in the Optionee receiving monetary payment from the sale of metals, ores, or other mineral products from the Property, such payment shall be treated by the parties as a Net Smelter Return;

"**Exchange**" means the TSX Venture Exchange;

"**Exchange Notification Date**" means the date the TSX notifies the Optionee that the Property does not qualify as a Property of Merit

“**TSX**” means Toronto Stock Exchange

"**Expenditures**" mean all cash, expenses, obligations and liabilities, other than for personal injury or property damage, of whatever kind or nature spent or incurred directly or indirectly in connection with mineral exploration;

"**Mining Work**" means every kind of work done on or in respect of the Property or any part thereof, or the products therefrom by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, mineral products, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development and mining work;

"**Net Smelter Return**" means that charge on proceeds from Commercial Production as described in Schedule "A" hereto;

"**Option**" means the option granted by the Optionor to the Optionee under Subsection 3.1 of this Agreement; and

"**Property**" means the Dixie Lake Property, as more particularly described in Schedule "B" hereto, and any part or parts thereof, together with the surface rights, mineral rights, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto.

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"Property of Merit" means a property which qualifies as a sufficiently advanced property for purpose of the Optionee's listing upon the TSX.

1.2 In this Agreement, all dollar amounts are expressed in lawful currency of Canada, unless specifically provided to the contrary.

1.3 The titles to the respective articles hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.4 Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

2. **REPRESENTATIONS AND WARRANTIES**

2.1 The Optionee represents and warrants to the Optionor that:

(a) it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the Province of Ontario and is qualified to do business and to hold an interest in the Property pursuant to the laws of the Province of Ontario;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder;

(c) it has duly obtained all authorizations for the execution, delivery, and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws; and

2.2 The Optionor represents and warrants to the Optionee that:

(a) this Agreement has been duly executed and delivered by him and is valid and binding upon him in accordance with its terms;

-4-

(d) there are not any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting the Optionor or that relate to or have an adverse effect on the Property;

(g) to the best of his knowledge and belief, there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof, and the Property is not the whole or substantially the whole of the Optionor's assets or undertaking;

(h) to the best of his knowledge and belief, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable law) from, on in or under the Property or into the environment, except releases permitted or otherwise authorized by such law;

(i) to the best of his knowledge and belief, no toxic or hazardous substance or waste has been disposed of or is located on the Property as a result of activities of the Optionor or his predecessors in interest;

(j) to the best of his knowledge and belief, no toxic or hazardous substance or waste has been treated on or is now stored on the Property; and

(k) the Optionor has made available to the Optionee all of the documents in his possession pertaining to the property.

-5-

2.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby for a period of three years and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

3. **OPTION**

3.1 Subject to the Net Smelter Return, the Optionor hereby grants to the Optionee, the sole and exclusive right and "Option" to acquire an undivided 100% interest in and to the Property free and clear of all liens, charges, encumbrances, claims, rights or interest of any person, such option to be exercisable by the Optionee:

3.2 If the property qualifies as a Property of Merit, the Option may be exercised by the Optionee:

(a) paying the Optionor not less than an aggregate of $80,000 as follows:

(i) within 15 months of the Closing Date	-	$5,000
(ii) within 24 months of the Closing Date	-	$10,000
(iii) within 36 months of the Closing Date	-	$25,000
(iv) within 48 months of the Closing Date	-	$40,000; and

(b) issuing to the Optionor an aggregate of 200,000 common shares in the capital of the Optionee as follows:

(i) on the Approval Date	-	10,000
(ii) on the Closing Date	-	140,000
(iii) within 15 months of the Closing Date	-	10,000
(iv) within 24 months of the Closing Date	-	20,000
(v) within 36 months of the Closing Date	-	20,000

3.3 If the Property does not qualify as a Property of Merit, the Option may be exercised by the Optionee:

-6-

(a) paying the Optionor not less than an aggregate of $80,000 as follows:

(i) within 30 days of the Exchange Notification Date	-	$5,000
(ii) within 12 months of the Exchange Notification Date	-	$5,000
(iii) within 24 months of the Exchange Notification Date	-	$10,000
(iv) within 36 months of the Exchange Notification Date	-	$20,000
(v) within 48 months of the Exchange Notification Date	-	$40,000; and

(b) issuing to the Optionor, an aggregate of 190,000 common shares in the Capital of the Optionee as follows:

(i) within 12 months of the Exchange Notification Date	-	20,000
(ii) within 24 months of the Exchange Notification Date	-	30,000
(iii) within 36 months of the Exchange Notification Date	-	50,000
(iv) within 48 months of the Exchange Notification Date	-	90,000

3.4 The Optionee acknowledges that upon commencement of Commercial Production, the Property will be subject to the Net Smelter Return.

4. RIGHT OF ENTRY

4.1 Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants and agents shall have the sole and exclusive right to:

(a) enter in, under or upon the Property and conduct Mining Work;

(b) exclusive and quiet possession of the Property;

(c) bring upon the Property and to erect thereon such mining facilities as it may consider advisable; and

(d) remove from the Property ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

5. POWERS, DUTIES AND OBLIGATIONS OF THE OPTIONEE

5.1 The Optionee shall have full right, power and authority to do everything necessary or desirable to carry out exploration programs or Commercial Production on the Property and to

-7-

determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a) regulate access to the Property, subject only to the right of the Optionor and his representative to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

(b) employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder;

(c) execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property and the Optionor hereby irrevocably constitutes the Optionee his true and lawful attorney to give effect to the foregoing and hereby agree to indemnify and save the Optionee harmless from any and all costs, loss or damage sustained or incurred without gross negligence or bad faith by the Optionee directly or indirectly as a result of its exercise of its power pursuant to this Subsection 5.1(c);

(d) conduct such title examinations and cure such title defects as may be advisable in the reasonable judgement of the Optionee.

5.2 The Optionee shall have the following duties and obligations:

(a) to keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Optionee) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and, where possible, by filing all assessment work done on the Property and payment of all taxes required to be paid and by the doing of all other acts and things and the making of all other payments required to be made which may be necessary in that regard;

(b) to permit the Optionor and his representatives, duly authorized by him, in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with Mining Work;

(c) to conduct all work on or with respect to the Property in accordance with current mining industry standards and the applicable laws of the Province of Ontario and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against the Optionor as a result of work done by the Optionee on or with respect to the Property; and

(d) to maintain true and correct books, accounts and records of operations hereunder.

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(e) within six months of the Closing Date, the Optionee shall act as agent for the Optionor to undertake the necessary paperwork to distribute all of the available banked assessment credits for the Property amongst the Dixie Lake claims

6. **VESTING OF INTEREST**

6.1 Forthwith upon the Optionee exercising the Option by performing the requirements of Subsection 3.1 hereof, an undivided 100% interest in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in the Optionee.

6.2 The Optionor covenants and agrees to, on or before 10 days following the Approval Date, deliver to the Optionee a recordable transfer or transfers, or such other instrument as may be required, of an undivided 100% interest in and to the Property, in the name of the Optionee, and the Optionee shall be entitled forthwith to record such transfer documents with the Mining Recording Office of the Ministry of Northern Development and Mines in Ontario, but shall hold such interest in the Property pursuant to the terms of this Agreement.

6.3 The Optionor covenants and agrees that, except in accordance with Article 9 hereof, until the Option is exercised or terminated in accordance with the terms of this Agreement, he shall not sell, assign, transfer, convey, mortgage, grant an option in respect of, or grant a right to purchase or in any manner whatsoever transfer, alienate or otherwise dispose of, all or any part of its interest in and to the Property except as provided in this Agreement.

6.4 Upon the Optionee exercising the Option, the Optionor shall be entitled to a 2% Net Smelter Return payable from the proceeds of Commercial Production on the Property. Any and all Net Smelter Return payments to the Optionor hereunder shall be made pursuant to the payment requirements of Schedule "A" hereto.

6.5 The Optionee shall have the right at any time prior to and after the commencement of Commercial Production, to purchase up to 50% of the Net Smelter Return held by the Optionor. The purchase price for 50% of the Optionor's Net Smelter Return will be $1,000,000.

7. **TERMINATION OF OPTION**

7.1 In the event of default in the performance of the requirements of Subsection 3.1, then subject to the provisions of Subsections 7.3 and 15.1 of this Agreement, the Option and this Agreement shall terminate.

7.2 The Optionee shall have the right to terminate this Agreement at any time by giving written notice of such termination to the Optionor. This Agreement shall terminate on the date the Optionor is deemed to have received such notice, pursuant to Subsection 11.2. Upon such termination, this Agreement shall be of no further force and effect except that the Optionee shall be required to make any payments or share issuances due and owing at the time the notice of termination is received by the Optionor.

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7.3 Notwithstanding any other provisions of this Agreement, in the event of termination of this Agreement, the Optionee shall:

(a) re-transfer the Property to the Optionor free and clear of all liens and encumbrances resulting from activities carried out by the Optionee, including the recording of all necessary transfer documents with the Mining Recording Office of the Province of Ontario, within 10 business days of the termination;

(b) have the right and obligation to remove from the Property within 180 days of the effective date of such termination, all equipment erected, installed or brought upon the Property by or at the instance of the Optionee;

(c) file or have filed sufficient assessment work to keep the Property in good standing for a period of not less than one year after the date of termination of this Agreement; and

(d) complete any and all restoration or reclamation work on the Property related to any Mining Work carried out on the Property by the Optionee, as required under current provincial legislation in Ontario or federal legislation applicable to Ontario, or as may be ordered by any competent provincial or federal regulatory body or governmental agency within Ontario.

8. **CONFIDENTIALITY**

8.1 The parties shall keep all information regarding Mining Work confidential from other persons, except for such disclosure as may be required by law, securities regulatory bodies, or stock exchanges governing one or more of the parties.

9. **RESTRICTIONS OR ALIENATION AND FIRST RIGHT OF REFUSAL**

9.1 If at any time, the Optionor or his respective successors (the "Vendor") wish or seek to sell, assign, transfer, convey or otherwise dispose of all or any portion of their respective interests in the Net Smelter Return (the "Offered Interest"), the Optionee shall be entitled to a right of first refusal in respect thereof.

9.2 The Optionee shall be entitled to acquire all but not part of the Offered Interest sought to be sold, assigned, transferred, conveyed or otherwise disposed of within 30 days (the "Acceptance Period") after receiving written notice (the "Offering Notice") of any bona fide cash offer received by the Vendor from a third party who stands in a strictly arm's-length relationship to the Vendor (the "Third Party Offer"). The Optionee shall be entitled to acquire such Offered Interest on the same terms as contained in the Third Party Offer.

9.3 If the Optionee does not within the Acceptance Period advise the Vendor that it is willing to purchase such Offered Interest at the same price and on substantially the same terms as are specified in the Offering Notice, the Vendor may, at any time within 90 days (hereinafter in this Subsection called the "Second Acceptance Period") after the expiry of the Acceptance Period, sell,

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assign, transfer, convey or otherwise dispose of the same to the third party at the price and upon the terms referred to in the Offering Notice.

9.4 In the event the Vendor does not so sell, assign, transfer, convey or otherwise dispose of such Offered Interest within the Second Acceptance Period, the provisions of this Subsection shall apply to any subsequent sale or offer for sale by the Vendor.

9.5 Before the completion of any sale or other disposition by the Vendor of its Offered Interest, the Vendor shall require the proposed acquiring party to enter into an agreement with the Optionee on the same terms and conditions as set out in this Agreement.

11. NOTICE

11.1 Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by mailing same by prepaid registered or certified mail or by sending same by facsimile or other similar form of communication, in each case addressed to the intended recipient at the address of the respective party set out on the first page hereof.

11.2 Any notice, direction, or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by facsimile or other similar form of communication, be deemed to have been given and received on the day it was actually received.

11.3 Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

12. FURTHER ASSURANCES

12.1 Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

13. TIME OF THE ESSENCE

13.1 Time shall be of the essence in the performance of this Agreement.

14. ENUREMENT

14.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

15. FORCE MAJEURE

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15.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, act of God, fire, storm, flood, explosion, strike, lockout or other industrial disturbance, actions taken by or on behalf of First Nations persons pursuant to the assertion of land claims, act of public enemy, war, riot, law, rule and regulation or order of any duly constituted governmental authority, or unavailability of materials or transportation (each an "Intervening Event").

15.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

15.3 A party relying on the provisions of Subsection 15.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

16. DEFAULT

16.1 If a party is in default of any requirement herein set forth (the "Defaulting Party"), the party affected by such default (the "Non-Defaulting Party"), shall give written notice to the other party within thirty (30) days of becoming aware of such default, specifying the default, and the Defaulting Party shall not lose any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default, unless within thirty (30) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has failed to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure such default, the Non-Defaulting Party shall only then be entitled to seek any remedy it may have on account of such default.

17. SEVERABILITY

17.1 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

18. AMENDMENT

18.1 This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

19. ENTIRE AGREEMENT

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19. **ENTIRE AGREEMENT**

19.1 This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

20. **OPTION ONLY**

20.1 This Agreement provides for an option only, and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

21. **CONDITIONS PRECEDENT**

21.1 The obligations of the Optionee under this Agreement are first subject to the acceptance for filing of this Agreement on behalf of the Optionee by the Exchange.

22. **GOVERNING LAW**

FRONTEER DEVELOPMENT GROUP INC.

Per: ______________________
Mark O'Dea, President

**WITNESS**

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______________________
Perry English

SCHEDULE "A"

To that Property Option Agreement dated December 30th, 2002

between **PERRY ENGLISH**

and FRONTEER DEVELOPMENT GROUP INC.

DEFINITIONS, CALCULATIONS AND PAYMENT OF ROYALTY

The Royalty is the percentage Royalty provided in the body of the Agreement to which this Schedule is attached (the "Agreement") and calculated and paid by Payor (as defined below) to the Royalty Holder (as defined below) in accordance with the following provisions:

1. DEFINITIONS

Unless otherwise set forth, all capitalized terms used in this schedule shall have the meaning ascribed to them in the Agreement:

"Allowable Taxes" shall mean production taxes, severance taxes, and sales, privilege and other taxes (excepting income taxes) imposed, levied, assessed, or measured by or on the value of production of Subject Minerals from the Property.

"Allowable Transportation Costs" shall mean the actual costs of transportation of By-Products or Other Mineral Products (as such terms are herein defined) from the mine site to a mill or processing facility and from a mill or processing facility to the point of sale (including, without limitation, packaging, freight, insurance, transportation taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation).

"By-Products" shall mean all subject minerals (as hereinafter defined) in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded, or refined further than concentrates.

"Calendar Quarter" means each three-month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

"Mineral Content" means all marketable ores, metals and minerals contained in Subject

Minerals and Other Ore as separately estimated by the Payor using head grade or assays taken prior to entering mill or heap leach facilities, mill or heap leach operation recovery levels, and adjustments at the refinery, as key components in the calculation of Mineral Content.

"Mineral Price Quotation" for a By-Product or Other Mineral Product means the final sale price as quoted on the London Metals Exchange, as published in Metals Week or a similar publication. If publication of the final quotation on the London Metals Exchange shall be discontinued, the parties shall select a comparable commodity quotation for purposes of calculating the Net Smelter Returns. If such selection has not been completed prior to the end of the calendar month following the month in which the quotation is discontinued, the average quotation for the calendar month in which the quotation is discontinued shall be used on an interim basis pending such selection.

"Net Smelter Returns" or "NSR" for a Calendar Quarter in respect of all of the By-Products or Other Mineral Products means the sum of (i) for each of the By-Products or Other Mineral Products, the average Mineral Price Quotation for the By-Product or Other Mineral Product for a Calendar Quarter multiplied by the total number of appropriate units of measurement of the By-Product or Other Mineral Product beneficiated by the Payor or credited by the smelter, refiner or other bona fide purchaser to the Payor during that Calendar Quarter; less (ii) the deductions, adjustments and credits set forth in Section 3 hereof.

"Other Mineral Products" shall mean all Subject Minerals (as hereinafter defined) mined or extracted primarily for values derived from their content of minerals in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates or products beneficiated, upgraded or refined further than concentrate, including mineral products produced from waste dumps, tailings or other stockpiled material.

"Other Ore" means all ore mined from real property other than the Property.

"Payor" means the Party or its successor or assign that produces and sells Subject Minerals from the Properties from which the Royalty Holder is entitled to a Royalty, as provided in the Agreement.

"Property" shall mean the property as defined in the Agreement.

"Royalty" means the amount determined in accordance with Section 2.

"Royalty Holder"	means the party or its successors or assigns that becomes entitled to a Royalty as provided in the Agreement.
"Subject Minerals"	shall mean all metals, minerals, ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, or concentrates in whatever form, found in or on the Property excepting coal, oil, gas and associated hydrocarbons. Subject Minerals shall include By-Products and Other Mineral Products.

2. RESERVATION OF ROYALTY

The Royalty Holder shall be entitled to receive and the Payor shall pay, a royalty (the "Royalty") of 2% of Net Smelter Returns for all By-Products or Other Mineral Products produced from the Property, subject to the Payor's right to acquire 50% of the Royalty pursuant to the Agreement.

3. BY-PRODUCTS; OTHER MINERAL PRODUCTS

In calculating the Royalty, the Payor shall be entitled to deduct the following costs, to the extent incurred and borne by the Payor in respect of By-Products and Other Mineral Products which are sold:

(a) all custom milling, smelting, minting and refining costs, treatment charges and penalties including, but without being limited to, metal losses and penalties for impurities as well as any costs for weighing, sampling and assaying of By-Products and Other Mineral Products in preparation for shipment to a smelter, refinery or purchaser;

(b) Allowable Transportation Costs thereto;

(c) all costs and expenses of converting leach solutions into cathodes, doré or other similar products, including without limitation, costs of electrowinning;

(d) all sampling, assaying and representation charges in connection with sampling and assaying carried out after the By-Products and Other Mineral Products have left the Properties;

(e) all costs and expenses of marketing the By-Products and Other Mineral Products; and

(f) Allowable Taxes.

4. FURTHER BENEFICIATION

The Operator, in its sole discretion and for its sole benefit, risk and account, may take concentrates of By-Products or Other Mineral Products and treat, beneficiate, upgrade, refine or enrich the same further than the concentrate state, either in its own facilities or in facilities owned or controlled by others.

5. ARM'S LENGTH PROVISION

If smelting and/or refining are carried out in facilities owned or controlled by the Payor, charges, costs and penalties for such operations, including transportation, shall mean the amount that the Payor would have incurred if such operations were carried out at facilities not owned or controlled by the Payor then offering similar custom services for comparable products on prevailing terms.

6. PAYMENT OF THE ROYALTY

All Royalty or provisional royalty payments will be payable on or before the 30th day following each Calendar Quarter. A statement, showing in reasonable detail the calculation of the payment shall accompany each such quarterly payment to the Royalty Holder. Each such quarterly payment shall be subject to adjustment as provided below in the next quarterly payment or when the final report for the year is issued as specified below.

7. PROVISIONAL PAYMENTS

If any Royalty becomes due and payable to the Royalty Holder prior to the Payor's final estimates of the total amount payable, then the Payor shall pay the Royalty Holder a provisional royalty payment using the Payor's then current estimates of the amount payable for Products produced during the Calendar Quarter.

8. ADJUSTMENTS

The following adjustments shall be taken into account in determining the Royalty or provisional royalty payments and shall be specified in a statement which will accompany each payment:

(a) Any adjustments to charges, costs, deductions or expenses imposed upon or given to the Payor but not taken into account in determining previous Royalty payments;

(b) Any adjustments in the number of appropriate units of measurement of Products produced by the Payor, or previously credited to the Payor by a smelter, refiner or bona fide purchaser of Products shipped or sold by the Payor;

(c) Any adjustments in Mineral Content and average percentage recovery; and

(d) Any payments that have not otherwise been credited against previous Royalty payments.

9. ANNUAL FINAL REPORT

Within 60 days after the end of each calendar year, the Payor shall deliver or cause to be delivered to the Royalty Holder a final report for the year certified as being accurate by a responsible officer of the Payor showing in reasonable detail the calculation of the Royalty due the Royalty Holder for the prior year and all adjustments to the quarterly or other periodic reports and payments for the year. With such final report, the Payor shall, if applicable, make such additional Royalty payment as is required by the report. If such report indicates that the Royalty Holder has received more than it should have been paid in respect of the Royalty due to the Royalty Holder, then the excess shall be deducted from the next payment obligation owed pursuant to the provisions of this Schedule D or, in the event of a temporary or permanent cessation of production, the Royalty Holder shall repay the excess within 15 days of the annual report.

10. ASSIGNMENT BY PAYOR

Upon any assignment, conveyance, termination or abandonment, as the case may be, by the Payor, the Payor shall have no further obligation to the Royalty Holder in respect thereof; provided that, in the case of assignment or conveyance, it shall be a condition of any assignment or conveyance that the assignee or transferee shall have agreed to assume the Payor's obligation to the Royalty Holder to pay the Royalty in respect of that portion of the Properties acquired by such assignee or transferee.

11. ASSIGNMENT BY ROYALTY HOLDER

Notwithstanding anything to the contrary herein contained, if any part of the right to receive the Royalty is assigned by the Royalty Holder, it shall be a condition of such assignment that the assignee agree with the Payor and all other parties entitled to receive any part of the Royalty as follows:

(a) the amount of any Royalty payable hereunder shall be settled only with the Royalty Holder or an authorized nominee (herein collectively called the "Nominee") as designated by notice to the Payor (such notice to be executed by all parties entitled to receive any part of the Royalty), and such settlement shall be final and binding upon all interested parties and the Payor shall not be required to make any accounting to any person save such Nominee;

(b) payment of the Royalty shall be made only to or to the order of the Nominee "In Trust" and such payment shall constitute a full and complete discharge to the Payor and it shall have no obligation to see to the distribution of any such payment;

(c) the Payor may settle disputes arising hereunder with the Nominee and such settlement shall be final and binding upon all interested parties;

(d) the Payor may rely upon any direction, advice or authorization signed by the Nominee and may act thereon as if the same was signed by all interested parties; and

(e) the Payor shall not be required to deal with any person except the Nominee. Each interested party shall exercise all of their respective rights only through the Nominee and

ACKNOWLEDGEMENT AND WAIVER REGARDING PROPERTY OPTION AGREEMENT

TO: **Frontcer Developments Group Inc. ("Fronteer")**

AND TO: **Grandview Gold Inc. ("Grandview")**

RE: **The property option agreement between Perry English and Fronteer dated as of December 30, 2005, as amended by the first amendment to the option agreement dated February 25, 2003 (the "English Agreement").**

The undersigned, **Perry English** hereby acknowledges the entering into of a option agreement between Grandview and Fronteer (the "Grandview Agreement") with respect to the Property (as that term is defined in the English Agreement).

The undersigned hereby waives his rights under Section 3 of the English Agreement with respect to the payment of an aggregate of CDN $80,000 and an aggregate of 200,000 common shares in the capital of Fronteer.

The undersigned hereby acknowledges that the remaining payments which were to be made under Section 3 of the English Agreement (which terms have herein been waived by the undersigned) shall now be replaced and made pursuant to the terms of Section 4 of the Grandview Agreement as follows:

From Grandview

(i) $10,000 on signing of the Grandview Agreement;

(ii) $25,000 on or before July 11, 2006; and

(iii) $40,000 on or before July 11, 2007.

From Fronteer

(i) 20,000 common shares of Fronteer on signing of the Grandview Agreement; and

Upon payment of the above the undersigned acknowledges and agrees that, other than the 2% Net Smelter Return set out in Section 6 of the English Agreement, there shall be no further amounts or securities owing to the undersigned under either the English Agreement or the Grandview Agreement.

DATED as of the 13 day of OCTOBER, 2005.

J English
WITNESS

Perry English